EXHIBIT 77O TRANSACTIONS EFFECTED PURSUANT TO RULE 10f-3 John Hancock International Fund purchased 2,065 shares of common stock in an offering of 43,200,000 shares of common stock sold by Morgan Stanley at a price of EUR 19 on July 18, 2000. The seller to the fund was Morgan Stanley. The underwriting syndicate included BNP Parabis, Credit Argicole Indosuez Lazard, Morgan Stanley Dean Whitter, SG Investment Banking, HSBC & CCF, Credit Lyonnais, Donaldson Lufkin & Jenrette, Lehman Brothers CDC Marches, Cazenove & Co., Commerzbank Aktiengesellschaft, Mediobanca-Banca di Credito Finanziario S.p.A., Nomura International, Robertson Stephens International. The determinations required pursuant to Rule 10f-3 were made in reliance on written representations by Credit Argicole Indosuez including a section 10f-3 compliance report.
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